UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2016

First Capital Real Estate Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

60 Broad Street 34th Floor New York, NY 10004
(Address, including zip code, of Principal Executive Offices)
(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2016, First Capital Real Estate Trust Incorporated (the “Company”), its operating partnership, First Capital Real Estate Operating Partnership, L.P. (the “Operating Partnership”), and First Capital United Funds Management, LLC (“FCUFM”) and First Capital Real Estate Investments, LLC (“FCREI”), both of which are under common control with the Company’s sponsor, advisor and property manager, entered into an interest contribution agreement (the “Agreement”) with Nehemiah Corporation of America, and its affiliates, Nehemiah Community Reinvestment Fund, Inc., Invision Holdings, Inc., NFINIT Solutions, Inc., Syphax Strategic Solutions, LLC, SRS, LLC (collectively, the “Contributors”), Capitol Station Holdings, LLC (“Holdings”), Capitol Station Member, LLC and Capitol Station 65, LLC.

Pursuant to the Agreement, the Contributors contributed to FCREI, which simultaneously contributed to the Operating Partnership, 92% of the membership interests in Holdings in exchange for 1,900,000 units of limited partnership interest (“OP Units”) in the Operating Partnership valued at $12.49 per OP Unit, representing the net asset value of a share of the Company’s common stock, par value $0.01 per share (“Common Stock”), as determined by the board of directors of the Company in connection with the Company’s on-going initial public offering of Common Stock, and the assumption of an existing loan (the “Existing T9 Loan”) made by Isis Lending, LLC (the “Lender”) secured by a deed of trust on the T9 Properties (as defined below), a pledge of the membership interests of Holdings and Capitol Station Member, LLC and guarantees by certain of the Contributors (in such capacity, the “Guarantors”). As of January 16, 2016, the Existing T9 Loan had an outstanding principal amount of approximately $34 million and bore interest at a rate of 11% per annum. The Existing T9 Loan matured on December 31, 2015 and is currently in default. The Company also agreed to indemnify the Guarantors for any and all liability or loss which they may incur as Guarantors and to enter a mutually acceptable agreement to this effect within thirty (30) days of the Agreement.

Holdings indirectly holds 100% of the T9 Assets (as defined below), which include the T9 Properties (as defined below). Concurrently with entering into the Agreement, the Contributors contributed the remaining 8% of the membership interest in Holdings to a newly formed Delaware limited liability company, T9 Developers, LLC (“T9 Developers”), with FCUFM and certain of the Contributors as members. The Operating Partnership and T9 Developers then contributed 100% of the membership interests in Holdings to a recently formed Delaware limited liability company, Township Nine Owner, LLC (“T9 Owner”) in exchange for 92% and 8%, respectively, of the membership interests of T9 Owner.

The limited partnership agreement of the Operating Partnership (the “OP Agreement”) generally provides that holders of OP Units have the right to receive the same distributions as holders of Common Stock and convert such OP Units into shares of Common Stock on a one-for-one basis. Pursuant to the Agreement, the Company and the Operating Partnership have agreed to amend the OP Agreement (the “OP Amendment”) to designate units of a new class of limited partnership interest in the Operating Partnership (“T9 Units”) that are consistent in all material respects with the following terms, which are contained in the Agreement: (i) no dividends or distributions shall be paid by the Operating Partnership with respect to the T9 Units until such time as the T9 Project (as defined below) shall have generated cash available for distributions under the limited liability company agreement of T9 Owner (the “T9 Owner Agreement”); and (ii) holders of T9 Units shall have no right to convert their T9 Units into shares of Common Stock until the earlier to occur of (a) the listing of the Company on a national stock exchange, (b) the sale of all or substantially all of the assets of the Company or (c) the sale of all or substantially all of the assets of the T9 Project. Following the occurrence of the OP Amendment, the OP Units held by the Contributors will automatically be deemed exchanged (on a one-for-one basis) for T9 Units without further action by any party to the Agreement.

Pursuant to the Agreement, the Company and the Operating Partnership have the right (the “Cancellation Option”), in their sole and absolute discretion, to cancel the Agreement if the Existing T9 Loan is not amended within 120 days of the date of the Agreement, in form and substance acceptable to the Company and the Operating Partnership (an “Acceptable Modification”), such that (i) the maturity date is extended at least 24 months, (ii) payment of interest is suspended for a period of time sufficient for T9 Owner to obtain financing sources to fund important entitlement and development aspects of the T9 Project, (iii) the interest rate is reduced to a market rate and terms, (iv) a market-based release price is provided for and (v) there is no prepayment penalty. If the Operating Partnership cancels the Agreement, the Contributors agree to return any and all consideration received (including the OP Units) and release the Company from any obligation to indemnify the Guarantors, and the Operating Partnership will transfer all of its interest in T9 Owner to the Contributors. There can be no assurance that the Company will be able to enter into an Acceptable Modification which would require, among other conditions, consent of the Lender, which could result in the T9 Property being foreclosed on. Moreover, there can be no assurance the Company’s exercise of the Cancellation Option will protect against material adverse effects to the Company’s business and results from operations that could occur as a result of the Company’s failure to enter into an Acceptable Modification.

T9 Owner indirectly owns 100% of the fee simple interest in 23 parcels of land located in Sacramento, California (collectively, the “T9 Properties”) comprising 62.6 gross acres and 29.87 net developable acres (net of the sale of 1.8 acres and roadways, parks and open space, and land situated within the American River), as well as certain fee credits valued at approximately $20.9 million inclusive of 1,863.92 pre-paid sewer permits (together with the T9 Properties, the “T9 Assets”). The Company intends to develop the T9 Assets into a mixed-use, transit-oriented development (the “T9 Project”) with up to 2,101 residential units (including townhouses, apartments, condominiums and affordable units), up to 840,000 square feet of office space and 150,000 square feet of retail space, as well as approximately 20 acres of parks and open space, with a light rail station on the Green Line, and frontage along the American River and the Twin Rivers Bike Trail. The Company’s ability to successfully develop the T9 Project is dependent on, among other factors, the Company’s ability to enter into an Acceptable Modification and obtain additional financing required to fund important entitlement and development aspects of the T9 Project, which the Company does not currently have a commitment for and may not be available on favorable terms or at all. The T9 Project is not currently generating cash, and there can be no assurance it will do so in an amount sufficient to meet interest and principal payments under any Acceptable Modification and any other additional financing related to the T9 Project the Company may obtain. Moreover, to the extent the development is successful and the T9 Project generates cash available for distribution under the T9 Owner Agreement, the Company’s entitlement to such distributions will be subject to T9 Developers’ entitlement to such distributions as described in more detail below.

On February 5, 2016, as a condition to and concurrently with entry into the Agreement, FCUFM and two of the Contributors (in such capacity, the “Developer Members”) entered into a limited liability company agreement to form T9 Developers (the “T9 Developers Agreement”) and T9 Developers and the Operating Partnership entered into the T9 Owner Agreement.

Pursuant to the T9 Developers Agreement, FCUFM, an entity under common control with the Company’s sponsor, advisor and property manager, owns a 31.25% membership interest and the other Developer Members own the remainder of the membership interests and SRS, LLC, as the managing member, is responsible for the implementation of, and execution of, the development of the T9 Project in accordance with plans approved by T9 Owner.

Pursuant to the T9 Owner Agreement, T9 Developers acts as the day-to-day development manager of T9 Owner and developer of the T9 Project and is entitled to receive from T9 Owners; (i) development fees equal to 2% of the costs to develop the T9 Project excluding land costs; and (ii) capital markets fee equal to 1% of all debt sourced and closed by T9 Developers. Also, pursuant to the T9 Owner Agreement, T9 Developers and the Operating Partnership (in such capacity, an “Owner Member”) will receive cash available for distribution under the T9 Owner Agreement in the following order: (i) a proportionate share until each Owner Member has recouped 12% of its capital contributed to T9 Owner (such amount, initially deemed to be $23,731,000 for the Operating Partnership (representing the value of the OP Units) and $3,313,197 for T9 Developers (representing the value of its 8% interest in Holdings), a “Capital Contribution”); (ii) a proportionate share until each Owner Member has recouped the remainder of its Capital Contribution; (iii) $7 million to T9 Developers; (iv) an 80/20 split in favor of the Operating Partnership until each Owner Member has achieved a 25% internal rate of return on its Capital Contribution; and (iv) for all remaining distributions, a 50/50 split to each Owner Member. The interests of the Company’s sponsor, advisor and property manager in the T9 Project, through their affiliates ownership interest in T9 Developers, is in addition to the fees and expense reimbursements the Company’s sponsor, advisor and property manager were already entitled to in connection with their existing arrangements with the Company and the Operating Partnership.

Other than as described in this Current Report on Form 8-K, there are no material relationships between the Company and the Operating Partnership on the one hand, and the other parties to the Agreement on the other hand, and there are no material relationships between FCUFM and FCREI, on the one hand, and the Contributors, on the other hand.

The foregoing description of the Agreement, the Existing T9 Loan, the T9 Developers Agreement and the T9 Owner Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Agreement and the exhibits thereto, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. The Company will file the Existing T9 Loan with the Securities and Exchange Commission (the “SEC”) as an exhibit to its next Annual Report on Form 10-K or an earlier filing with the SEC.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The sale of the OP Units to the Contributors pursuant to the Agreement was consummated without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering. No sales commission or other consideration was paid in connection with such sale.

Item 8.01.	Other Events.

The Company hereby provides notice to holders of its Common Stock that the Company’s Distribution Reinvestment Plan (“DRIP”) has been suspended. No further issuance of shares of Common Stock pursuant to the DRIP will occur until further notice.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Interest Contribution Agreement dated February 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

Date: February 8, 2016	By:	/s/ Suneet Singal
		Name:	Suneet Singal
		Title:	Chief Executive Officer